File Pursuant to Rule 433
                                                         File No.: 333-140720-05


             SECURITIZED ASSET BACKED RECEIVABLES LLC TRUST 2007-BR5

                             FREE WRITING PROSPECTUS

                    IMPORTANT NOTICE REGARDING THE CONDITIONS
                  FOR THIS OFFERING OF ASSET-BACKED SECURITIES

            The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

            The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 ext. 2663.

            The registration statement referred to above (including the prospectus) is incorporated in this free writing prospectus by reference and may be accessed by clicking on the following hyperlink:
http://www.sec.gov/Archives/edgar/data/1337454/000091412107000651/
by7522913-s3a1.txt

           IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL
                                   DISCLAIMERS

   Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                    REPRESENTATIONS AND WARRANTIES AGREEMENT

            This REPRESENTATIONS AND WARRANTIES AGREEMENT ("Agreement"), dated as of June 28, 2007 (the "Closing Date"), is between BARCLAYS BANK PLC, a public limited company registered in England and Wales under company number 1026167 ("BBPLC"), and BCAP LLC, a Delaware limited liability company (the "Depositor").

                              W I T N E S S E T H:

            WHEREAS, Sutton Funding LLC ("Sutton") purchased certain mortgage loans (the "New Century Mortgage Loans") set forth on the mortgage loan schedule attached hereto as Schedule I (the "New Century Mortgage Loan Schedule") from NC Capital Corporation ("New Century") pursuant to that certain Amended and Restated Mortgage Loan Purchase Agreement, dated as of June 1, 2006, as amended by Amendment No. 1, dated as of December 28, 2006 (the "New Century Purchase Agreement"), by and between Sutton, as purchaser, and New Century, as seller;

            WHEREAS, Sutton assigned the New Century Mortgage Loans and the New Century Purchase Agreement to the Depositor, as assignee, pursuant to an Assignment and Assumption Agreement, dated June 28, 2007 (the "New Century Assignment Agreement"), by and between Sutton, as assignor, and the Depositor;

            WHEREAS, pursuant to that certain Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, Mortgage Corp., as a responsible party, Barclays Capital Real Estate Inc. d/b/a HomEq Servicing, as servicer, Deutsche Bank National Trust Company, as trustee, Securitized Asset Backed Receivables LLC Trust 2007-BR5 (the "Trust") shall issue its Mortgage Pass-Through Certificates, Series 2007-BR5 (the "Certificates"), representing beneficial ownership interest in a trust, the assets of which include, but are not limited to, the Mortgage Loans transferred by the Depositor to the Trust pursuant to the Pooling and Servicing Agreement;

            WHEREAS, BBPLC is the parent of the Depositor and is the administrator of Sutton;

            WHEREAS, in connection with the securitization of the Mortgage Loans and the issuance of the Certificates, the parties hereto have determined it to be necessary and appropriate for BBPLC to make various representations and warranties to the Depositor regarding the New Century Mortgage Loans;

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            Section 1. Defined Terms.

            (a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. In the event of a conflict between any of the defined terms contained in this Agreement and the Pooling and Servicing Agreement, the definitions contained in this Agreement shall control.

            (b) The following capitalized terms shall have the meanings assigned to such terms below:

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            ALTA: The American Land Title Association, or any successor thereto.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Deleted Mortgage Loan: A Mortgage Loan that is purchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by BBPLC in accordance with the terms of this Agreement.

            High Cost Loan: A Mortgage Loan that is (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) identified, classified or characterized as "high cost," "threshold," "covered", or "predatory" under any other applicable state, federal or local law (or a similarly identified, classified or characterized loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(c) categorized as "High Cost" or "Covered" pursuant to Appendix E of the Standard & Poor's Glossary.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the such Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and
(b) if such Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property,

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by BBPLC for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be paid by BBPLC to the Depositor or its designee in the month of substitution), (ii) have a Mortgage Rate not less than, and not more than 1% greater than, the Mortgage Rate of the Deleted Mortgage Loan, (iii) have a remaining term to maturity not greater than, and not more than one year less than, that of the Deleted Mortgage Loan, (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate or adjustable-rate with the same Periodic Rate Cap and Index) and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 2 of this Agreement.

            Standard & Poor's Glossary: Version 5.7 of the Standard & Poor's LEVELS(R) Glossary.

            Section 2. Representations and Warranties of BBPLC with Respect to the New Century Mortgage Loans.

            As to each New Century Mortgage Loan, BBPLC hereby makes the representations and warranties set forth on Part A of Exhibit I hereto to the Depositor as of the Closing Date (or such other date as set forth herein). As to each Group I Mortgage Loan, BBPLC hereby makes the representations and warranties set forth on Part B of Exhibit I hereto to the Depositor as of the Closing Date (or such other date as set forth herein).

            Section 3. Purchase or Substitution Obligation for Breach of a Representation or Warranty with Respect to the New Century Mortgage Loans.

            (a) Within sixty (60) days of the earlier of either discovery by or notice to BBPLC of any breach of a representation or warranty which materially and adversely affects the value of the New Century Mortgage Loans or the interest of the Depositor therein (or which materially and adversely affects the value of the applicable New Century Mortgage Loan or the interest of the Depositor therein), BBPLC shall cure such breach in all material respects and, if such breach cannot be cured, BBPLC shall, within sixty (60) calendar days of BBPLC's receipt of request from the Depositor, purchase such New Century Mortgage Loan at the Repurchase Price. In the event that such a breach shall involve any representation or warranty set forth in Section 2 of this Agreement, and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to BBPLC of such breach, all of the New Century Mortgage Loans materially and adversely affected thereby shall be purchased by BBPLC at the Repurchase Price. Notwithstanding the above sentence, within sixty (60) days of the earlier of either discovery by, or notice to, BBPLC of any breach of the representations or warranties set forth in clauses (e), (o), (p), (r), (y) and
(z) on Part A of Exhibit I or on Part B of Exhibit I, BBPLC shall repurchase the affected New Century Mortgage Loan or New Century Mortgage Loans at the Repurchase Price, together with all expenses incurred by the Depositor as a result of such repurchase. Any purchase of a New Century Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3 shall be accomplished by direct remittance of the Repurchase Price to the Depositor or its designee in accordance with the Depositor's instructions.

            However, if the breach shall involve a representation or warranty set forth in Section 2 of this Agreement (other than the representations or warranties set forth in clauses (e), (o), (p), (r), (y) and (z) on Part A of
Exhibit I or on Part B of Exhibit I) relating to any New Century Mortgage Loan and BBPLC discovers or receives notice of any such breach within two years of the Closing Date, BBPLC shall, at the Depositor's option and provided that BBPLC has a Qualified Substitute Mortgage Loan, rather than purchase such New Century Mortgage Loan as provided above, remove such New Century Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Mortgage Loans, provided that any such substitution shall be effected not later than two years after the Closing Date. If BBPLC has no Qualified Substitute Mortgage Loan, BBPLC shall purchase the deficient New Century Mortgage Loan. Any purchase of a New Century Mortgage Loan or New Century Mortgage Loans pursuant to the foregoing provisions of this Section 3 shall be accomplished by direct remittance of the Repurchase Price to the Depositor or its designee in accordance with the Depositor's instructions.

            At the time of purchase or substitution, the Depositor and BBPLC shall arrange for the reassignment of the Deleted Mortgage Loan to BBPLC and the delivery to BBPLC of any documents held by the Trustee relating to the Deleted Mortgage Loan. In the event of a purchase or substitution, BBPLC shall, simultaneously with such reassignment, give written notice to the Depositor that such purchase or substitution has taken place, amend the applicable New Century Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the applicable New Century Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, BBPLC shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. BBPLC shall effect such substitution by delivering to the Trustee or to such other party as the Depositor may designate in writing for such Qualified Substitute Mortgage Loan the documents required by the Pooling and Servicing Agreement, with the Mortgage Note endorsed as required by the Pooling and Servicing Agreement. No substitution will be made in any calendar month after the initial Determination Date for such month. BBPLC shall remit directly to the Depositor, or its designee, in accordance with the Depositor's instructions the monthly payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Mortgage Loans in the month following the date of such substitution. Monthly payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by BBPLC. For the month of substitution, distributions to the Depositor shall include the monthly payment due on any Deleted Mortgage Loan in the month of substitution, and BBPLC shall thereafter be entitled to retain all amounts subsequently received by BBPLC in respect of such Deleted Mortgage Loan.

            For any month in which BBPLC substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, BBPLC shall remit to the Servicer the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution) in accordance with Section 2.03(d) of the Pooling and Servicing Agreement.

            Any cause of action against BBPLC relating to or arising out of the breach of any representations and warranties made in Section 2 shall accrue as to any New Century Mortgage Loan upon (i) discovery of such breach by the Depositor or notice thereof by BBPLC to the

Depositor, (ii) failure by BBPLC to cure such breach, purchase such New Century Mortgage Loan or substitute a Qualified Substitute Mortgage Loan as specified above and (iii) demand upon BBPLC by the Depositor for compliance with this Agreement.

            In the event BBPLC is obligated to purchase or substitute any New Century Mortgage Loan due to a breach, the Depositor shall assign to BBPLC all of its rights under the New Century Purchase Agreement, provided under the New Century Assignment Agreement.

            (b) It is understood and agreed that the obligation of BBPLC set forth in Section 3(a) to purchase or substitute for a New Century Mortgage Loan in breach of a representation or warranty contained in Section 2 constitutes the sole remedy of the Depositor or any other person or entity with respect to such breach.

            Section 4. Document Delivery Requirements with Respect to the New Century Mortgage Loans.

            BBPLC shall deliver to the Depositor all documents and instruments required under Section 2.01 of the Pooling and Servicing Agreement with respect to the New Century Mortgage Loans. In the event any document or instrument required to be delivered to the Depositor pursuant to Section 2.01 of the Pooling and Servicing Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Depositor, and in the event that BBPLC does not cure such failure within sixty (60) days of discovery or receipt of written notification of such failure from the Depositor, BBPLC shall, at the Depositor's option, purchase such New Century Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Depositor as a result of such purchase.

            Section 5. Term of Representation and Warranties with Respect to the New Century Mortgage Loans.

            The representations and warranties of BBPLC set forth in Section 2 shall inure to the benefit of the Depositor and its successors and assigns until all amounts payable to Certificateholders under the Pooling and Servicing Agreement have been paid in full.

            Section 6. Execution in Counterparts.

            This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

            Section 7. GOVERNING LAW.

            THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICTS OF LAWS PRINCIPLES.

            Section 8. Severability of Provisions.

            Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            Section 9. Captions.

            The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

            Section 10. Successors and Assigns.

            This Agreement shall insure to the benefit of the parties hereto and their respective successors and assigns. Any entity into which BBPLC or the Depositor may be merged or consolidated shall, without the requirement for any further writing, be deemed BBPLC or the Depositor, respectively, hereunder.

            Section 11. Amendments.

            This Agreement may be amended from time to time by the parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                       BARCLAYS BANK PLC



                                       By:____________________________________
                                          Name:
                                          Title:


                                       SECURITIZED ASSET BACKED RECEIVABLES
                                          LLC



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT I

            Representations and Warranties Regarding the New Century Mortgage Loans. For the purposes of this exhibit, "Mortgage Loan" refers to each New Century Mortgage Loan, "Group I Mortgage Loan" refers to each Group I Mortgage Loan, "Mortgage Loan Schedule" refers to the New Century Mortgage Loan Schedule and "Seller" refers to New Century.

Part A- Representations and Warranties with respect to each Mortgage Loan

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Loans is complete, true and correct as of the Cut-off Date;

            (b) Payments Current. Except with respect to the Mortgage Loans identified on Exhibit I-A (i) all payments required to be made up to the Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited, (ii) no payment required under the Mortgage Loan has been 30 days or more delinquent at any time since the origination of the Mortgage Loan, and (iii) the first Monthly Payment was made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

            (d) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customarily insured against in the jurisdiction where the related Mortgaged Property is located and acceptable to the Rating Agencies;

            (e) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory, abusive and fair lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations;

            (f) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First-Lien Mortgage
Loan) or second lien (with respect to a Second-Lien Mortgage Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such

                                  Exhibit I-1
buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

            (1) with respect to a Second-Lien Mortgage Loan only, the lien of the first mortgage on the Mortgaged Property;

            (2) the lien of current real property taxes and assessments not yet due and payable;

            (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

      Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First-Lien Mortgage Loan) or second lien (with respect to a Second-Lien Mortgage
Loan) and first priority (with respect to a First-Lien Mortgage Loan) or second priority (with respect to a Second-Lien Mortgage Loan) security interest on the property described therein and Sutton has full right to sell and assign the same to the Depositor.

            (g) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties;

            (h) Title Insurance. With respect to a Mortgage Loan which is not a co-op Mortgage Loan, the Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a generally accepted title insurer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with

                                  Exhibit I-2
respect to a First-Lien Mortgage Loan) or second (with respect to a Second-Lien Mortgage Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (f) of this Exhibit I, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Rate and Monthly Payment;

            (i) No Defaults. Except as set forth in paragraph (b) above, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Sutton nor any of its Affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (j) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (k) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (l) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure;

            (m) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of BBPLC's knowledge, such provision is enforceable;

            (n) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and

                                  Exhibit I-3
each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (o) Prepayment Charge. Each Mortgage Loan that is subject to a Prepayment Charge as provided in the related Mortgage Note is identified on the Mortgage Loan Schedule, and (i) specifically authorizes such Prepayment Charges to be collected and such Prepayment Charges are permissible and enforceable and were originated in accordance with the terms of the related Mortgage Loan documents and all applicable state, federal and local law (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally or the collectability thereof may be limited due to acceleration in connection with a foreclosure) and (ii) include all necessary documentation to determine the amount of the Prepayment Charge to be collected. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Charge may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Charge may be imposed for a term in excess of three (3) years following origination;

            (p) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (q) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (r) Qualified Mortgage. The Mortgage Loan would be a "qualified mortgage," within the meaning of Section 860G(a)(3) of the Code, if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC;

            (s) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

            (t) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable;

            (u) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the

                                  Exhibit I-4
interests of the Depositor, and which has been delivered to the Trustee or to such other Person as the Depositor shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of the title insurer, if any, to the extent required, and its terms are reflected on the Mortgage Loan Schedule, if applicable;

            (v) Ownership. Sutton is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note. The Mortgage Loan is not assigned or pledged, and Sutton has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Depositor free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan and following the sale of each Mortgage Loan, the Depositor will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest;

            (w) Location of Improvements; No Encroachments. All improvements which were considered in determining the appraised value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (x) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the Seller or New Century Mortgage Corporation, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

                                  Exhibit I-5

Part B - Representations and Warranties with respect to each Group I Mortgage
Loan

            (a) Credit Reporting. Sutton shall cause the servicer to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (b) Mortgagor Selection. The Mortgagor was not encouraged or required to select a Group I Mortgage Loan product offered by New Century Mortgage Corporation which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Group I Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Group I Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by New Century Mortgage Corporation or any Affiliate of New Century Mortgage Corporation. For a Mortgagor who seeks financing through a Group I Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Group I Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products;

            (c) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Group I Mortgage Loan does not rely solely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Group I Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Group I Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Group I Mortgage Loan;

            (d) Group I Mortgage Loans with Prepayment Charges. With respect to any Group I Mortgage Loan that contains a provision permitting imposition of a prepayment charge upon a prepayment prior to maturity: (i) with respect to each Group I Mortgage Loan secured by the related Mortgagor's primary residence, the Group I Mortgage Loan provides some benefit to the related Mortgagor, including but not limited to a rate or fee reduction, in exchange for accepting such prepayment charge, (ii) with respect to each Group I Mortgage Loan secured by the related Mortgagor's primary residence, the Group I Mortgage Loan's originator had a written policy of offering the related Mortgagor, or requiring third-party brokers to offer the related Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a prepayment charge, (iii) the prepayment charge was adequately disclosed to the related Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law, and
(iv) and no such prepayment charge may be imposed for a term in excess of five
(5) years with respect to Group I Mortgage Loans originated prior to October 1, 2002. With respect to


                                  Exhibit I-6

Group I Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment charge period shall not exceed three (3) years from the date of the Mortgage Note unless the Group I Mortgage Loan was modified to reduce the prepayment charge period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment charge period;

            (e) Freddie Mac Loan Limits. The original principal balance of each Group I Mortgage Loan was within Freddie Mac's dollar amount limits for conforming one- to four-family mortgage loans and the original principal balance for each Group I Mortgage Loan which is a Second-Lien Mortgage Loan was within one-half of Freddie Mac's dollar amount limits for one-unit conforming one-to four-family mortgage loans for first-lien mortgage loans, without regard to the number of units in the related Mortgaged Property;

            (f) Freddie Mac Loan Limits for Second-Lien Mortgage Loans. With respect to each Group I Mortgage Loan which is a Second-Lien Mortgage Loan (A) such lien is on a one-to four-family residence that is the principal residence of the related Mortgagor, and (B) the original principal balance of the related First-Lien Mortgage Loan plus the original principal balance of any subordinate lien mortgage loans relating to the same Mortgaged Property was within Freddie Mac's dollar amount limits for First-Lien Mortgage Loans for that property type;

            (g) No Manufactured Homes or "Condotels". No Group I Mortgage Loan is secured by a Mortgaged Property which is a Manufactured Home or a condominium unit that is part of a condominium development that operates as, or holds itself out to be, a condominium hotel ("condotel"), regardless of whether such unit itself is being used as a condotel unit;

            (h) Single Family Residential Housing Only. Each Group I Mortgage Loans is exclusively secured by single-family (one-to four unit) residential housing. No Group I Mortgage Loans may be on multifamily, commercial, industrial, agricultural or undeveloped property, or any property located anywhere except the continental United States, Alaska, Hawaii, Puerto Rico, the Virgin Islands or Guam;

            (i) Points and Fees. With respect to each Group I Mortgage Loan secured by the related Mortgagor's primary residence, no Mortgagor was charged "points and fees" in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Group I Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Group I Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Group I Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Group I Mortgage Loan;

                                  Exhibit I-7

            (j) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, mortgage, disability, property, accident unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance) in connection with the origination of the Group I Mortgage Loan. No proceeds from any Group I Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Group I Mortgage Loan;

            (k) No Arbitration. No Group I Mortgage Loan originated on or after August 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Group I Mortgage Loan transaction;



                                  Exhibit I-8

                                   EXHIBIT I-A

                      Schedule of Delinquent Mortgage Loans

                            [Available upon Request]

                                   SCHEDULE I

                       New Century Mortgage Loan Schedule

                                   SCHEDULE II